Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:

Robert S. Schneider	Maria F. Slippen
914-749-8502	914-749-8511
rschneider@usi.biz	maria.slippen@usi.biz

USI HOLDINGS CORPORATION TO BE ACQUIRED BY GOLDMAN

SACHS CAPITAL PARTNERS FOR $17.00 PER SHARE IN CASH

IN $1.4 BILLION TRANSACTION

Briarcliff Manor, NY, January 16, 2007 - USI Holdings Corporation (NASDAQ: USIH) announced today that it has entered into a definitive merger agreement to be acquired by GS Capital Partners, a private equity affiliate of Goldman, Sachs & Co., in a transaction valued at approximately $1.4 billion, including repayment of USI’s existing debt obligations. USI’s Board of Directors, on the unanimous recommendation of a special committee, has approved the transaction and will recommend that USI’s stockholders approve the proposed merger.

Under the terms of the merger agreement, USI stockholders will receive $17.00 in cash for each share of USI common stock they hold, representing a premium of 20.5% to the average closing share price for the 30 calendar days prior to October 24, 2006, the day USI announced that it had formed a special committee in response to an indication of interest received from a private equity firm in acquiring all of USI’s outstanding common stock. The special committee engaged in a process which included receipt of indications of interest from several potential acquirors, including GS Capital Partners. The transaction is expected to close in the second quarter of 2007, subject to the receipt of stockholder and regulatory approvals and satisfaction of other conditions.

David Eslick, USI’s Chairman and Chief Executive Officer, said, “After careful analysis, the special committee and board have endorsed this transaction as being in the best interest of our stockholders. Our new partner is a world-leading private equity firm that believes in our commitment to investing in our people and is committed to working with us to deliver the most value for our clients and customers. USI’s success is driven by the ongoing efforts of our sales professionals and employees. I want to thank them for their efforts and assure them we will remain focused on sustaining profitable growth by delivering outstanding products and services to our clients.”

Henry Cornell, a Managing Director at GS Capital Partners, said, “Goldman Sachs has a long and successful record of investing in the financial services industry. We know that the success of our investment will be dependent on the talents and commitments of USI’s employees. We look forward to investing in the continued growth of USI, in this next chapter.”

Lazard Frères & Co. LLC is acting as financial advisor, and Dewey Ballantine LLP is acting as legal advisor, to the special committee. Lazard has provided a fairness opinion to the special committee.

Goldman, Sachs & Co. is acting as financial advisor, and LeBoeuf, Lamb, Greene & MacRae LLP as legal advisor, to GS Capital Partners.

About USI Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 63 offices in 19 states. Additional information about USI may be found at www.usi.biz.

About Goldman Sachs

Founded in 1869, Goldman Sachs is one of the oldest and largest investment banking firms. Goldman Sachs is also a global leader in private corporate equity and mezzanine investing. Established in 1991, the GS Capital Partners Funds are part of the firm’s Principal Investment Area in the Merchant Banking Division. Goldman Sachs’ Principal Investment Area has formed 12 investment vehicles aggregating $35 billion of capital to date. For more information, please visit www.gs.com/pia.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “will” or words of similar meaning and include, but are not limited to, statements about the anticipated closing of the merger and the expected future business and financial performance of USI resulting from and following the acquisition. These statements are based on management’s current expectations and are inherently subject to uncertainties and changes in circumstances. Detailed information about the factors that could cause actual results to differ materially from those described in the forward-looking statements is contained in USI’s filings with the SEC. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

Additional Information

In connection with the proposed transaction, a proxy statement on Schedule 14A will be filed with the Securities and Exchange Commission. USI SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final proxy statement will be mailed to shareholders of USI. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov or from USI’s web site at www.usi.biz.

Participants in Solicitation

USI and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from USI’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of USI is included in its definitive proxy statement for its 2006 annual meeting filed with SEC on April 26, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.

3